STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-7H

                                 TERMS AGREEMENT

                                                        Dated: February 25, 2003

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 2003 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2003-7H.

Terms of the Series 2003-7H Certificates: Structured Asset Securities Corporation, Series 2003-7H Mortgage Pass-Through Certificates, Class A1-I, Class A1-II, Class A-IO-F, Class A-PO-F, Class A1-III, Class A-IO-III, Class B1-F, Class B1-III, Class B2-F, Class B2-III, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of fixed and adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1-I, Class A1-II, Class A-IO-F, Class A-PO-F, Class A1-III, Class A-IO-III, Class B1-F, Class B1-III, Class B2-F, Class B2-III and Class B3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-92140.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1-I, Class A1-II, Class A-IO-F, Class A-PO-F, Class A1-III, Class A-IO-III and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "AAA" by Standard & Poor's, A Division of the McGraw-Hill Companies ("S&P" and together with Fitch, the "Rating Agencies"); the Class B1-F Certificate and B1-III be rated "AA" by Fitch; the Class B2-F and Class B2-III Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: February 1, 2003.

Closing Date: 10:00 A.M., New York time, on or about February 28, 2003. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                                  LEHMAN BROTHERS INC.


                                                  By: __________________________
                                                      Name:  Samir Tabet
                                                      Title: Managing Director

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: ____________________________
    Name:  Ellen Kiernan
    Title: Senior Vice President

                                   Schedule 1

 Class                   Initial Certificate              Certificate                Purchase Price
                              Principal                  Interest Rate                 Percentage
                              Amount(1)
  A1-I                       $111,560,000                         6.00%                   100%
 A1-II                       $186,290,000                         6.50%                   100%
 A-IO-F                               (2)                         1.00%                   100%
 A-PO-F                        $1,116,821                      0.00%(3)                   100%
 A1-III                       $26,945,000                         4.50%                   100%
A-IO-III                              (2)                         1.00%                   100%
  B1-F                         $4,292,000                   Variable(4)                   100%
  B2-F                         $1,534,000                   Variable(4)                   100%
 B1-III                          $915,000                   Variable(5)                   100%
 B2-III                          $141,000                   Variable(5)                   100%
   B3                            $836,000                   Variable(4)                   100%
   R                                 $100                         6.00%                   100%

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(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class A-IO-F and Class A-IO-III Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) The Class A-PO-F Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(4) These certificates will accrue interest based on the weighted average of their respective components, as described in the Prospectus Supplement

(5) These certificates will accrue interest based on Net Wac of Pool 3, as described in the Prospectus Supplement.